As filed with the Securities and Exchange Commission on July 31, 2020
Registration No. 333-234076
Registration No. 333-206796

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-3 REGISTRATION STATEMENT NO. 333-234076
FORM S-3 REGISTRATION STATEMENT NO. 333-206796
UNDER
THE SECURITIES ACT OF 1933

TerraForm Power, Inc.
(TerraForm Power NY Holdings, Inc. as successor by merger to TerraForm Power, Inc.)
(Exact name of registrant as specified in its charter)

New York	84-5129672
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o TerraForm Power NY Holdings, Inc. 200 Liberty Street, 14th Floor New York, New York	10281
(Address of Principal Executive Offices)	(Zip Code)

William Fyfe
General Counsel and Secretary
TerraForm Power NY Holdings, Inc. (successor by merger to TerraForm Power, Inc.)
200 Liberty Street, 14th Floor
New York, New York
(Name and address of agent for service)

646-992-2400
(Telephone number, including area code, of Agent for Service)

Copies to:
Sean T. Wheeler, P.C.
Debbie P. Yee, P.C.
Kirkland & Ellis LLP
609 Main Street, 45th Floor
Houston, Texas 77002
(713) 836-3600

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE / DEREGISTRATION OF SECURITIES

On July 31, 2020, pursuant to the Agreement and Plan of Reorganization, dated as of March 16, 2020, by and among Brookfield Renewable Partners L.P., Brookfield Renewable Corporation, 2252876 Alberta ULC, TerraForm Power, Inc. (“TerraForm Power”), and TerraForm Power NY Holdings, Inc. (“Holdings”), TerraForm Power merged with and into Holdings, with Holdings as the surviving corporation of the merger (the “Reincorporation Merger”). Holdings is TerraForm Power’s successor by merger as a result of the Reincorporation Merger.

Holdings (as TerraForm Power’s successor by merger, the “Registrant”) is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to the following registration statements on Form S-3 (the “Registration Statements”), which have been previously filed by the Registrant with the Securities and Exchange Commission,  to withdraw and deregister any and all registered but unsold or otherwise unissued securities registered under the following Registration Statements:

1.
Registration Statement on Form S-3 (File No. 333-234076), filed on October 3, 2019, pertaining to the sale or issuance of the following securities: an indeterminate number or amount of Class A common stock, par value $0.01 (“Common Stock”); debt securities; preferred stock; warrants; and units consisting of any combination of the foregoing securities; and

2.
Registration Statement on Form S-3 (File No. 333-206796), filed on September 4, 2015, pertaining to the sale or issuance of an indeterminate number or amount of Common Stock; debt securities; preferred stock; warrants; and units consisting of any combination of the foregoing securities and up to 19,306,667 shares of Common Stock by the selling stockholders named therein.

In connection with the completion of the Reincorporation Merger and the transactions related thereto, the Registrant has terminated any and all offerings of TerraForm Power’s securities pursuant to these Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of these Registration Statements, and, in accordance with an undertaking made by the Registrant in Part II of these Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities registered but which remain unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, TerraForm Power NY Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on July 31, 2020.

TERRAFORM POWER NY HOLDINGS, INC.
(as successor by merger to TerraForm Power, Inc.)

By:	/s/ William Fyfe
Name:	William Fyfe
Title:	General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.